Exhibit 10.1

July 12, 2023

Brian Hullinger

8129 Grand Shores Drive

Sarasota, FL 34240

Re: Offer of Employment

Dear Brian:

On behalf of Psychemedics Corporation (“Psychemedics” or the “Company”), I am pleased to offer you employment with the Company. This offer letter agreement (the “Agreement”) provides the terms and conditions of your employment with the Company.

1.       Position. Your start date of employment hereunder will be August 17, 2023 (the “Start Date”). Your employment with the Company will be in the position of President and Chief Executive Officer (“CEO”), reporting to the Company’s Board of Directors (the “Board”). While serving as CEO, you will perform the standard and customary duties and responsibilities of the CEO role, as well as any other duties and responsibilities as reasonably assigned to you by the Board. You will also be nominated for election as a board member at the Company’s 2023 Annual Meeting of stockholders. . Your service as a Board member will be without further compensation. Immediately upon termination of your employment with the Company for any reason, whether voluntary or involuntary, if so requested by the Board, you will resign any and all positions held by you, whether as an officer of the Company or member of the Board, or on the board of directors or managers of any subsidiary or affiliate of Company, or as a member of any committees thereof. The Company and you acknowledge and agree that you will be based at your home office located in Florida, with travel to the Company’s headquarters, Company laboratory, and additional travel, in each case, as may be necessary to fulfill your responsibilities.

2.       Compensation and Benefits.

a.                   Your base salary will be at an annualized rate of $375,000.00 per year (the “Base Salary”), payable in substantially equal periodic installments in accordance with the Company’s payroll practices as in effect from time to time.

b.                  Your target annual bonus is set at $190,000.00, and your first annual bonus review will take place in the first quarter of 2024 (for calendar year 2023). You will be eligible for the annual cash bonus subject to your being an employee in good standing on the date of any applicable bonus payment. The bonus for calendar year 2023 will be pro-rated based on the number of days between the Start Date and December 31, 2023 and will be guaranteed, provided that you are not terminated for Cause (defined below) or do not resign without Good Reason (defined below) prior to December 31, 2023. For future years following calendar year 2023, the award and amount of any annual bonus will be determined in the Board’s sole discretion, which generally will be based on Company results as well as individual performance. Any annual bonus, if granted, will be paid within sixty (60) days following the close of the fiscal year to which it relates.

c.                   We also are pleased to offer you a one-time, sign-on bonus of $25,000.00 to help defray your transition costs from your current employer (the “Sign-On Bonus”). The Sign-On Bonus will be paid with your first paycheck after the Start Date, provided that you are an employee in good standing on the date of payment. If you voluntarily terminate your employment with the Company for any reason or if the Company involuntarily terminates your employment for Cause (defined below) in either event within twelve (12) months of your Start Date, then (i) you will repay to the Company the entire amount of the Sign-On Bonus (if paid), and (ii) you authorize the Company to deduct and/or offset the amount of such Sign-On Bonus from any amounts otherwise due from the Company to you, to the extent permitted by law.

d.                  You and your dependents are eligible for coverage under the Company’s health package, subject to plan terms and conditions. You are also eligible to participate in benefit programs made available to all employees and will be eligible to enroll in our Company sponsored 401(k) Plan. Your eligibility for benefits will be subject to the eligibility requirements, conditions, terms and restrictions in any applicable plan or policy document. The Company retains the right to change, add or cease any particular benefit.

e.                   You will be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by you in furtherance of the Company’s business, following submission of reasonably detailed receipts and otherwise subject to the terms and conditions of any applicable Company policy or rules.

f.                    Please note that the payments described above will be less all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.

3.                  Equity. As part of this offer, and subject to required approval by the Board and any appropriate committee thereof, and the terms and conditions of a stock option agreements executed by you (the “Option Agreement”), you will be granted on the Start Date an inducement option to purchase an aggregate of 300,000 shares of common stock of the Company (collectively the “Inducement Grant”).

The exercise price of the shares covered by the Inducement Grant will be the closing price of the Company’s Common Stock on Nasdaq on the Start Date The Inducement Grant is not intended by the parties hereto to be, and will not be treated as, an incentive stock option (as such term is defined under Section 422 of the Internal Revenue Code of 1986, as amended [the “Code”]) and is granted as an inducement award under Nasdaq Listing Rule 5635(c)(4). The Inducement Grant will be eligible for vesting in three (3) equal tranches of 100,000 shares, provided that you remain employed by Company on the applicable vesting date, and as otherwise set forth herein or in the applicable Option Agreements, as follows: (a) the first 100,000 share tranche of options will become exercisable as to fifty percent (50%) of the shares (50,000 shares) on the first (1st) anniversary of your Start Date, and the options covering the remaining fifty percent (50%) of the shares (50,000 shares) will become exercisable on the second (2nd) anniversary of your Start Date; (b) options covering the second 100,000 share tranche (the “$XXX VWAP Options”) will become exercisable on the date on which the Company’s volume weighted average price (VWAP) shall have remained above $XXX per share for sixty (60) consecutive calendar days in any period within three (3) years following the date of grant; and (c) the options covering the third 100,000 share tranche (the “$YYY VWAP Options”) will shall become exercisable on the date on which the Company’s VWAP shall have remained above $YYY per share for a period of sixty (60) consecutive calendar days in any period within four (4) years following the date of grant.

Notwithstanding the foregoing, in the event that the Company consummates a Corporate Event1 which is also a sale of the Company (a “Corporate Sale Event”): (i) if the Corporate Event occurs within three (3) years following the date of grant of the $XXX VWAP Options and the “Corporate Sale Event Vesting Price” (as defined below) equals or exceeds the $XXX VWAP Option threshold described in Section 3(b), then the $XXX VWAP Options will become exercisable immediately upon the closing of the Corporate Sale Event; and (ii) if the Corporate Event occurs within four (4) years following the date of grant of the $YYY VWAP Options and the Corporate Sale Event Vesting Price equals or exceeds the $YYY VWAP Option threshold described in Section 3(c), then the $YYY VWAP Options will become exercisable immediately upon the closing of the Corporate Sale Event. For purposes of this paragraph, the “Corporate Sale Event Vesting Price” is the per share value received by the Company’s shareholders in the Corporate Sale Event; provided that for purposes of calculating the per share value received by the Company’s shareholders, cash consideration would be valued at par, any publicly traded securities received as consideration would be valued at their 60 day volume weighted average price (the “Corporate Sale Event VWAP”) of the acquiring company’s common stock on a national securities exchange as of the closing date of the Corporate Sale Event, and any securities that are not publicly traded or for which a Corporate Sale Event VWAP cannot be calculated will be valued by the Company in its reasonable judgment.

The Inducement Grant will be evidenced in writing by, and subject to, the terms and conditions of the applicable Option Agreement, which agreement will expire ten (10) years from the date of grant (the “Expiration Date”) except as otherwise provided in the applicable Option Agreement. The Option Agreements evidencing the Inducement Grant and any subsequent option grant will provide for a post-termination exercise period of three (3) months, subject to the Expiration Date.

4.                  Severance.

a.                   Standard Severance. If you remain employed for six (6) months following your Start Date and, following such six-month period, the Company terminates your employment without Cause2 or you resign your employment for Good Reason3, then, subject to your entering into a separation agreement in a form and scope acceptable to the Company, which will include, among other provisions, a full release of claims by you, affirmation by you of any confidentiality and restrictive covenants (and, as applicable, a new non-competition covenant), and a non-disparagement covenant by you, you will be eligible for the following:

i.                        Severance Payment. Payment in an amount equal to your then-current Base Salary for a twelve (12) month period (and any guaranteed pro-rated bonus for calendar year 2023), less customary and required taxes and employment-related deductions, paid in equal installments pursuant to the Company’s standard payroll practices beginning on the first payroll date following the date on which the above-referenced separation agreement becomes effective and non-revocable, provided that such payments will begin within sixty (60) days following the effective date of termination from employment, and further provided that if the 60th day falls in the calendar year following the year during which the termination or separation from service occurred, then the payment will begin promptly in such subsequent calendar year.

_______________________________________

1 For purposes of this Agreement, the term “Corporate Event” means (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company and the Awards granted under the Option Agreement are assumed or replaced by the successor corporation), (ii) a dissolution or liquidation of the Company, (iii) the sale of substantially all of the assets of the Company, (iv) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company; or (v) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

2 For purposes of this Agreement, “Cause” will mean (i) theft or embezzlement, or attempted theft or embezzlement, by you of money or property of the Company, your perpetration or attempted perpetration of fraud, or your participation in a fraud or attempted fraud upon the Company; (ii) your unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of the Company, or your appropriation of, or attempt to appropriate, a business opportunity of the Company, including but not limited to attempting to secure or securing any profit for yourself or any of your family members or personal associates in connection with any transaction entered into on behalf of the Company; (iii) any act or acts of disloyalty, misconduct, or moral turpitude by you, including but not limited to violation of the Company’s sexual harassment or non-harassment policy, any of which the Board determines in good faith has been or is likely to be materially injurious to the interest, property, operations, business, or reputation of the Company, or its directors, employees or shareholders; (iv) any act or omission constituting gross negligence in connection with the performance of your duties on behalf of the Company which is materially injurious to the interest, property, operations, business, or reputation of the Company; (v) your conviction of a crime other than minor traffic violations or other similar minor offenses (including pleading guilty or entering a plea of no contest), or your indictment for a felony or its equivalent, or your being charged with a violent crime, a crime involving moral turpitude, or any other crime for which imprisonment is a possible punishment; (vi) your willful refusal or material failure to carry out reasonable and lawful instructions and directives from the Board and your failure to cure or correct such refusal or failure within ten (10) days after receiving written notice from the Board describing such refusal or failure; or (vii) the material breach by you of your obligations under any confidentiality, non-compete, non- solicitation, non-disparagement or similar agreement with the Company.

3 For purposes of this Agreement, “Resignation for Good Reason” will be deemed to occur in the event: (i) any of the following bases (a)-(c) occur; (ii) you provide written notice of termination to the Company within thirty (30) days thereafter, specifying the basis for your resignation; (iii) the Company does not cure such basis within thirty (30) days after receipt of such notice, and (iv) you terminate your employment within thirty (30) days following the end of such cure period: (a) the Company materially diminishes your duties and responsibilities without Cause; (b) the Company materially reduces your base salary (other than in connection with a Company-wide decrease in salary); or (c) the Company materially breaches any of its obligations to you pursuant to this Agreement.

ii.                        Benefits Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will continue to provide you with health insurance coverage at no cost to you, until the earlier to occur of twelve (12) months following your termination date or the date you elect to participate in the group health plan of another employer. Subject to the Company’s obligation under COBRA to provide timely notice, you will bear responsibility for applying for COBRA continuation coverage.

b.                  Corporate Event Severance. If you remain employed for six (6) months following your Start Date and, following such six-month period, there is a Corporate Event and the Company terminates your employment without Cause or you resign your employment for Good Reason within the period commencing three (3) months prior to the date of a Corporate Event and ending one (1) year after the date of a Corporate Event, then, subject to your entering into a separation agreement in a form and scope acceptable to the Company, which will include, among other provisions, a full release of claims by you, affirmation by you of any confidentiality and restrictive covenants (and, as applicable, a new non-competition covenant), and a non-disparagement covenant by you, you will be eligible for the following:

i.                        Severance Payments. Payment in an amount equal to your then-current Base Salary for a twelve (12) month period (and any guaranteed pro-rated bonus for calendar year 2023), less customary and required taxes and employment-related deductions, paid in one lump sum payment on the first payroll date following the date on which the above-referenced separation agreement becomes effective and non-revocable, provided that such payment will be made within sixty (60) days following the effective date of termination from employment; and further provided that if the 60th day falls in the calendar year following the year during which the termination or separation from service occurred, then the payment will be made promptly in such subsequent calendar year.

ii.                        Equity Acceleration. The vesting of any time-based options included in the, Inducement Grant described in Section 3, will immediately accelerate (including that options will become fully exercisable) as of the later of (A) the termination date, or (B) the effective date of the above-described separation agreement. Any termination or forfeiture of any unvested portion of such options that would otherwise occur on the termination date in the absence of this Agreement will be delayed until the effective date of the above-described separation agreement, and will occur only if the vesting pursuant to this subsection does not occur due to the absence of such separation agreement becoming fully effective. No additional vesting of any form of Company equity will occur following the termination date. Except as provided herein, options vested pursuant to this section will remain subject to the terms and conditions of the Option Agreement. Notwithstanding the foregoing, in the event that any of such options are not continued or substituted for on an equitable basis in connection with the Corporate Event, such options will become fully vested and exercisable immediately prior to the consummation of such Corporate Event.

iii.                        Benefits Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under COBRA, the Company will continue to provide you with health insurance coverage at no cost to you, until the earlier to occur of twelve (12) months following your termination date or the date you elect to participate in the group health plan of another employer. Subject to the Company’s obligation under COBRA to provide timely notice, you will bear responsibility for applying for COBRA continuation coverage.

As stated above, you must remain employed for six (6) months following your Start Date in order to be eligible for severance payments and benefits described in Sections 4.a. or 4.b. If your employment ends during such six (6) month period for any reason, whether voluntary or involuntary, then you will not be eligible for or entitled to any such severance payments or benefits. The severance payments and benefits described in Section 4.b. are in lieu of, and not in addition to, the severance payments and benefits described in Section 4.a. Accordingly, in the event that you are eligible for the severance payments and benefits under Section 4.b., you will not be eligible for the severance payments and benefits under Section 4.a.

5.                  Indemnification and Insurance. As applicable, you will be entitled to indemnification with respect to services provided hereunder pursuant to Delaware law or common law, the terms and conditions of the Company’s certificate of incorporation and/or by-laws, the Company’s standard form of director and officer indemnification agreement and the Company’s directors and officers (“D&O”) liability insurance policy.

6.                  At-Will Employment. Employment at the Company is at-will. We recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice and with or without Cause. We are a dynamic organization in a rapidly changing industry. The responsibilities associated with your job may change from time to time in accordance with the Company’s business needs. You may be required to perform additional and/or different responsibilities.

7.                  Devotion of Time and Efforts. While you render services to the Company, you will not assist (including to mean, without limitation, investing in, consulting for, serving as an employee or director, or otherwise advising) any person or organization, public or private, in competing with the Company, in preparing to compete with the Company, or in hiring any employees away from the Company. As an employee of the Company, you are expected to make or participate in business decisions and actions in the course of your employment based solely on the best interests of the Company as a whole, and without consideration of personal relationships or benefits. While you render services to the Company, you will not engage in any other gainful employment, business or activity without written consent of the Company. You may, with consent, participate in financial, business and other activities outside the scope of your employment so long as the activities do not conflict with your responsibilities to the Company.

8.                  Certifications. Your employment is contingent upon the satisfactory completion of reference checks and background screening, and verification of authorization to work in the United States. By signing this Agreement, you are certifying that: (a) your employment with the Company does not violate any order, judgment or injunction, and (b) all facts presented to the Company are accurate and true, including those pertaining to education, qualifications, licensing. You may not disclose any confidential information belonging to a previous employer to the Company or use or incorporate the proprietary information of a previous employer into Company inventions or developments, and you agree to abide by any contractual obligation to prior employers.

9.                  Covenants Agreement. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Accordingly, as an express condition of employment, you will be required to execute and abide by the Company’s standard Confidentiality, Inventions, Non-Competition, and Non-Disclosure Agreement.

10.               Section 409A. The parties intend that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code, such payment will not be payable and such benefit will not be provided until the date that is the earlier of (A) six (6) months and one (1) day after your separation from service, or (B) your death. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement will be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements will be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one (1) taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits will be payable only upon your “separation from service.”

11.               General. This Agreement and any documents referenced herein contain all the terms of your employment with the Company, and supersede any other agreements, documents or conversations (written or verbal) about such terms. The terms of this Agreement may be amended only by written agreement executed by the parties, and a term may be waived only by a written document executed by the party entitled to the benefits of such term. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business. You may not assign your rights and obligations hereunder without the prior written consent of the Company. This Agreement will be governed by the internal law of Delaware, without giving effect to the conflict of law principles thereof. The parties agree that any legal action in connection with this Agreement and/or your employment with the Company will be brought in Delaware state or federal court.

Please confirm your acceptance of this Agreement by signing and dating where indicated below. The terms of this offer expire in 5 calendar days. Please return a copy of this Agreement by mail or a PDF email to .

If you need further information regarding this offer or any other aspect of employment at the Company, feel free to reach out to Drew Reynold. We are delighted you will be joining us and to your becoming part of the Psychemedics Team.

[Signature Page Follows]

PSYCHEMEDICS CORPORATION

By: /s/ Andrew M. Reynolds

Its: Chair, Compensation Committee of the Board

Date: 7-12-23

ACCEPTED AND AGREED:

Brian Hullinger

Printed Name

/s/ Brian Hullinger

Signed Name

7-12-23

Date